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                                [HERBALIFE LOGO]

                                                              September 17, 1999

Dear Stockholder:

     We are pleased to inform you that on September 13, 1999, Herbalife International, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with MH Millennium Holdings LLC (the "Parent"), MH Millennium Acquisition Corp. (the "Purchaser"), Mark Hughes and The Mark Hughes Family Trust, which provides for the acquisition of the Company by the Purchaser. As contemplated by the Merger Agreement, the Purchaser has commenced a tender offer (the "Offer") to purchase all of the Company's outstanding shares of Class A common stock (the "Class A Shares") and Class B common stock (the "Class B Shares" and, together with the Class A Shares, the "Shares") at a price of $17.00 per Share in cash.

     Following the successful completion of the Offer, the Purchaser will be merged with and into the Company (the "Merger"), and all Shares not purchased in the Offer, other than Shares owned by the Continuing Stockholder (defined as Mark Hughes and other entities controlled and beneficially owned by him), the Parent, the Purchaser, the Company or those stockholders who have perfected dissenters' rights pursuant to the terms of the Merger Agreement, will be converted into the right to receive $17.00 per Share in cash.

     THE COMPANY'S BOARD OF DIRECTORS (THE "BOARD"), HAVING RECEIVED THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD CONSISTING SOLELY OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY (WITH MARK HUGHES ABSTAINING): (I) DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS OTHER THAN THE CONTINUING STOCKHOLDER (THE "PUBLIC STOCKHOLDERS"),
(II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (III) RECOMMENDED THAT THE PUBLIC STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is conditioned upon, among other things, (i) there being tendered and not withdrawn prior to the expiration date of the Offer at least a majority of the Class A Shares and at least a majority of the Class B Shares outstanding as of September 13, 1999, excluding Shares owned by the Continuing Stockholder (the "Minimum Condition"), and (ii) the Purchaser obtaining financing for the Offer, the Merger and related transactions. The Minimum Condition is not waivable by the Purchaser or the Parent without the consent of the Company, acting through the Special Committee. The Continuing Stockholder owns a majority of the outstanding voting Class A Shares and has acted by written consent to approve and adopt the Merger Agreement. As a result, assuming that the Offer is consummated, no additional stockholder action is required to consummate the Merger.

     In arriving at its recommendation, the Special Committee and the Board gave careful consideration to a number of factors which are described in the attached Solicitation/Recommendation Statement on Schedule 14D-9, including the opinion of the Special Committee's financial advisor, Bear, Stearns & Co. Inc., that the consideration to be received in the Offer and the Merger is fair, from a financial point of view, to the Public Stockholders.

     Additional information with respect to the Offer and the Merger is contained in the enclosed Schedule 14D-9. We urge you to read and consider this information carefully in making your decision with respect to tendering your Shares pursuant to the Offer.

     On behalf of the management and directors of the Company, we thank you for the support you have given the Company.

                                          Sincerely Yours,

                                          /s/ CHRISTOPHER PAIR
                                          Christopher Pair, Executive Vice
                                          President,
                                          Chief Operating Officer and Secretary